Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2016 Second Quarter Results

•	Second quarter sales were $22.8 million

•	Net income for the second quarter was $2.0 million, or $0.20 per diluted share

•	Backlog at quarter-end remained strong at $108.1 million

•	Approximately 187,000 shares were repurchased for $3.4 million

BATAVIA, NY, October 28, 2015 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported its financial results for its second quarter ended September 30, 2015. Graham’s current fiscal year (“fiscal 2016”) ends March 31, 2016.

Net sales in the second quarter of fiscal 2016 were $22.8 million, compared with net sales of $35.6 million in the second quarter of the fiscal year ended March 31, 2015 (“fiscal 2015”). Second quarter fiscal 2016 sales reflect the weakened fundamentals in the refining and chemical/petrochemical markets that began in November 2014. Net income in the second quarter was $2.0 million, or $0.20 per share, compared with $4.2 million, or $0.41 per share, in the prior year’s quarter. Net income as a percent of sales was 9% in the current year’s second quarter.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “We benefited from productivity improvements realized in the quarter, augmented by investments in operational enhancements over the past couple years. We continue to invest in personnel, execution capacity and capabilities that we believe will drive long-term growth. We intend to continue to balance near-term earnings with long-term earnings expansion initiatives, which include investments in our naval and nuclear market strategies. Importantly, we believe the long-term fundamentals within our markets and our own growth opportunities remain strong.”

Sales to Middle East Grow in Second Quarter

(see accompanying tables for a breakdown of sales by industry and region)

Sales to most of the Company’s industry categories were down in the second quarter compared with the fiscal 2015 second quarter, with the exception of sales to other commercial and industrial markets, which were up by $0.5 million, or 10%.

On a geographic basis, sales to all regions were also down in the second quarter compared with the same prior year quarter, except for sales to the Middle East. Sales to the U.S. market were $15.2 million, or 67% of consolidated sales. Sales to markets outside of the U.S. accounted for $7.6 million, or 33%.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Second Quarter Fiscal 2016 Operating Performance

Gross profit in the second quarter was $7.1 million, or 31% of sales, compared with $11.0 million, or 31% of sales, in the same period of the prior fiscal year. Fiscal 2016’s second quarter gross margin was strong relative to the sales level, resulting from productivity improvements realized as the CVN-79 U.S. Navy project neared completion in the quarter, as well as a vendor settlement. Gross profit dollars in the second quarter decreased on lower volume compared with the prior-year’s quarter.

Selling, general and administrative (“SG&A”) expenses were $4.2 million in the second quarter, down 11% from $4.8 million in the same prior-year period due primarily to the restructuring activity that occurred at the end of fiscal 2015. SG&A as a percent of sales was 19% in the second quarter of fiscal 2016 compared with 13% in the same prior-year period. The increase as a percent of sales was due to the fixed nature of the Company’s supporting infrastructure, which has been maintained on lower sales to support expected future growth.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $3.5 million in the second quarter, compared with $6.8 million in the same prior-year period. EBITDA margin in the second quarter was 15% of sales compared with 19% in the same prior-year quarter. Graham believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the second quarter of fiscal 2016 was 33%, consistent with the same prior-year period.

First Half Fiscal 2016 Review

Net sales were $50.4 million, compared with $64.1 million in the first six months of fiscal 2015. International sales were $17.6 million in the first six months and represented 35% of total sales compared with $20.0 million, or 31% of sales, in the prior-year period. Sales to the U.S. were $32.8 million, or 65%, of net first half sales in fiscal 2016 compared with $44.1 million, or 69%, of fiscal 2015 first half net sales.

Gross profit was $15.2 million in the first six months, compared with $18.9 million of gross profit in the same prior-year period, with the decrease primarily due to lower volume. Gross margin was approximately 30% for both periods, with the fiscal 2016 period benefiting from productivity improvements related to the CVN-79 U.S. Navy project, a vendor settlement and higher facility utilization in the first quarter, despite lower net sales in the first half of fiscal 2016. SG&A in the fiscal 2016 first half was $8.9 million, down 2% or $0.2 million. As a percent of sales, SG&A was 18% in the first half of fiscal 2016 compared with 14% in the same prior-year period, with the increased percent due to the lower sales volume.

EBITDA was $7.5 million in the first six months compared with $11.0 million the prior-year period. As a percent of sales, EBITDA was 15% compared with 17% last year, reflecting the impact of volume, productivity improvements and facility utilization. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net income for the first half of fiscal 2016 was $4.3 million, or $0.43 per diluted share, compared with net income of $6.6 million, or $0.65 per diluted share, in the first six months of fiscal 2015.

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Strong Balance Sheet Supports Strategic Initiatives

Cash, cash equivalents and investments at September 30, 2015 increased $2.1 million to $62.4 million, compared with ending balances at March 31, 2015.

Cash provided by operations in the second quarter and first half of fiscal 2016 was $4.4 million and $7.7 million, respectively, compared with $5.3 million and $8.5 million in the second quarter and first half of fiscal 2015, respectively.

Capital expenditures were $0.5 million in the first half of fiscal 2016, compared with $4.1 million in the first half of fiscal 2015. The majority of the prior year’s spending was for the capacity expansion of the Company’s Batavia, New York facility completed in the first half of fiscal 2015. The Company continues to expect capital expenditures for fiscal 2016 to be between $2 million to $2.5 million, primarily for equipment upgrades and productivity enhancements.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at September 30, 2015.

Jeffrey Glajch, Graham’s Chief Financial Officer, commented, “We continue to exhibit strong cash provided by operations. During the first half of 2016 we added $2.1 million to our cash balance after paying $1.6 million in dividends, repurchasing $3.4 million of shares and investing $0.5 million in capital expenditures. It is gratifying to return $5.0 million to shareholders while at the same time adding to our cash reserves available to fund both internal and external growth opportunities.”

Solid Long-term Backlog

Orders during the second quarter of fiscal 2016 were $20.6 million, net of a $3.9 million cancellation from backlog (gross orders were $24.5 million), down from $35.4 million in the second quarter of fiscal 2015. Orders from all of the Company’s markets were lower, with the largest decrease stemming from the refining market. Orders from the refining industry were down $8.7 million, and were net of the $3.9 million cancelled order. When compared with the trailing first quarter of fiscal 2016, orders decreased $3.4 million, or 14%. There were no orders on hold as of September 30, 2015.

Orders from U.S. customers represented 59%, or $12.1 million, of total orders received during the second quarter of fiscal 2016, while orders from international markets accounted for $8.5 million, net of the $3.9 million cancelled order noted above.

Graham expects that the balance between domestic and international orders will continue to be variable between quarters, but that in the long run orders will be relatively balanced between these geographic markets.

The Company’s backlog remained strong at $108.1 million at September 30, 2015, compared with $110.1 million at June 30, 2015 and $113.8 million at March 31, 2015. Approximately 27% of backlog was for refinery projects, 10% was for chemical and petrochemical projects and 11% was for power projects, including nuclear. Approximately 47% of backlog was for U.S. Navy projects and 5% was for other industrial or commercial applications.

Approximately 45% to 50% of orders currently in backlog are expected to be converted to sales within the next 12 months, approximately 5% to 10% are expected to be converted between the next 12 to 24 months, and approximately 40% to 45% are expected to be converted beyond 24 months.

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Updating 2016 Guidance; Long-term Outlook Unchanged

The Company’s fiscal 2016 revenue expectations continue to be between $95 million and $105 million. Gross margin for fiscal 2016 is expected to be between 27% and 28%, impacted by lower production facility utilization and pricing pressure compared with fiscal 2015. SG&A expense is expected to be between 17% and 18% of sales. Graham expects its fiscal 2016 full year tax rate to be between 32% and 33%.

Mr. Lines concluded, “We remain focused on long-term growth and intend to continue to prudently invest in personnel, capabilities and execution capacity as we manage across current market conditions. We believe there are growth opportunities as we move forward and we are well positioned to execute our strategy and grow our market share. We believe that our solid profitability, cash flow from operations and strong balance sheet will enable us to generate stronger and sustained long-term earnings.”

Webcast and Conference Call

Graham management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review Graham’s financial condition and operating results for its second quarter and first half of fiscal 2016, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of the call through Wednesday, November 4, 2015. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 13621120. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within the domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Second Quarter Fiscal 2016

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
Net sales	$22,798	$35,566	(36%)	$50,415	$64,068	(21%)
Cost of products sold	15,663	24,582	(36%)	35,243	45,152	(22%)

Gross profit	7,135	10,984	(35%)	15,172	18,916	(20%)
Gross profit margin	31.3%	30.9%		30.1%	29.5%

Other expenses and income:
Selling, general and administrative	4,187	4,694	(11%)	8,767	8,989	(2%)
Selling, general and administrative – amortization	59	58	2%	117	112	4%

	4,246	4,752	(11%)	8,884	9,101	(2%)

Operating profit	2,889	6,232	(54%)	6,288	9,815	(36%)
Operating profit margin	12.7%	17.5%		12.5%	15.3%

Interest income	(53)	(43)	23%	(105)	(89)	18%
Interest expense	1	3	(67%)	4	6	(33%)

Income before provision for income taxes	2,941	6,272	(53%)	6,389	9,898	(35%)
Provision for income taxes	965	2,086	(54%)	2,052	3,320	(38%)

Net income	$1,976	$4,186	(53%)	$4,337	$6,578	(34%)

Per share data:
Basic:
Net income	$0.20	$0.41	(51%)	$0.43	$0.65	(34%)

Diluted:
Net income	$0.20	$0.41	(51%)	$0.43	$0.65	(34%)

Weighted average common shares outstanding:
Basic	10,078	10,126		10,116	10,116
Diluted	10,083	10,148		10,125	10,138

Dividends declared per share	$0.08	$0.04		$0.16	$0.08

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Second Quarter Fiscal 2016

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	September 30,	March 31,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$29,416	$27,271
Investments	33,000	33,000
Trade accounts receivable, net of allowances ($91 and $62 at September 30 and March 31, 2015, respectively)	22,161	17,249
Unbilled revenue	8,544	18,665
Inventories	10,654	13,994
Prepaid expenses and other current assets	922	529
Income taxes receivable	2,352	339
Deferred income tax asset	262	647

Total current assets	107,311	111,694
Property, plant and equipment, net	19,125	19,812
Prepaid pension asset	1,943	1,332
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,338	4,428
Other assets	129	150

Total assets	$150,084	$154,654

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$51	$60
Accounts payable	12,508	13,334
Accrued compensation	5,905	9,343
Accrued expenses and other current liabilities	3,718	3,247
Customer deposits	2,858	4,179
Deferred income tax liability	264	164

Total current liabilities	25,304	30,327
Capital lease obligations	79	98
Accrued compensation	—	124
Deferred income tax liability	6,717	6,363
Accrued pension liability	340	315
Accrued postretirement benefits	889	876

Total liabilities	33,329	38,103

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,468 and 10,432 shares issued and 9,989 and 10,133 shares outstanding	1,047	1,043
Capital in excess of par value	21,939	21,398
Retained earnings	108,895	106,178
Accumulated other comprehensive loss	(8,775)	(9,056)
Treasury stock, (479 and 299 shares)	(6,351)	(3,012)

Total stockholders’ equity	116,755	116,551

Total liabilities and stockholders’ equity	$150,084	$154,654

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Second Quarter Fiscal 2016

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Six Months Ended
	September 30,
	2015	2014
Operating activities:
Net income	$4,337	$6,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,126	1,041
Amortization	117	112
Amortization of unrecognized prior service cost and actuarial losses	607	259
Stock-based compensation expense	379	298
Deferred income taxes	632	(145)
(Increase) decrease in operating assets:
Accounts receivable	(4,941)	(4,946)
Unbilled revenue	10,084	(2,371)
Inventories	3,337	2,486
Prepaid expenses and other current and non-current assets	(401)	(552)
Prepaid pension asset	(611)	(581)
Increase (decrease) in operating liabilities:
Accounts payable	(717)	2,360
Accrued compensation, accrued expenses and other current and non-current liabilities	(2,831)	1,516
Customer deposits	(1,319)	1,615
Income taxes payable/receivable	(2,013)	939
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(87)	(119)

Net cash provided by operating activities	7,699	8,490

Investing activities:
Purchase of property, plant and equipment	(523)	(4,096)
Proceeds from disposal of property, plant and equipment	3	—
Purchase of investments	(18,000)	(23,000)
Redemption of investments at maturity	18,000	19,000

Net cash used by investing activities	(520)	(8,096)

Financing activities:
Principal repayments on capital lease obligations	(27)	(44)
Issuance of common stock	97	29
Dividends paid	(1,620)	(810)
Purchase of treasury stock	(3,399)	—
Excess tax benefit on stock awards	5	34

Net cash used by financing activities	(4,944)	(791)

Effect of exchange rate changes on cash	(90)	46

Net increase (decrease) in cash and cash equivalents	2,145	(351)
Cash and cash equivalents at beginning of year	27,271	32,146

Cash and cash equivalents at end of period	$29,416	$31,795

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Second Quarter Fiscal 2016

EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$1,976	$4,186	$4,337	$6,578
+Net interest income	(52)	(40)	(101)	(83)
+Income taxes	965	2,086	2,052	3,320
+Depreciation & amortization	622	579	1,243	1,153

EBITDA	$3,511	$6,811	$7,531	$10,968

EBITDA margin %	15.4%	19.2%	14.9%	17.1%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Second Quarter Fiscal 2016

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q115 6/30/14	Q215 9/30/14	Q315 12/31/14	Q415 3/31/15	FY2015 Total	Q116 Total	Q216 Total
Orders	$31.1	$35.4	$22.6	$47.4	$136.5	$24.0	$20.6
Backlog	$114.8	$114.8	$103.8	$113.8	$113.8	$110.1	$108.1

SALES BY INDUSTRY FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total	Q2 9/30/15	% of Total
Refining	$7.8	28%	$7.2	32%
Chemical/Petrochemical	$11.3	41%	$7.3	32%
Power	$3.7	13%	$3.0	13%
Other Commercial and Industrial*	$4.8	18%	$5.3	23%
Total	$27.6		$22.8

SALES BY INDUSTRY FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total	Q4 3/31/15	% of Total	FY2015	% of Total
Refining	$6.6	23%	$12.3	35%	$12.8	38%	$11.8	32%	$43.5	32%
Chemical/Petrochemical	$11.7	41%	$12.9	36%	$9.4	28%	$13.5	36%	$47.5	35%
Power	$4.9	17%	$5.6	16%	$5.5	16%	$3.5	9%	$19.5	15%
Other Commercial and Industrial*	$5.3	19%	$4.8	13%	$5.9	18%	$8.7	23%	$24.7	18%
Total	$28.5		$35.6		$33.6		$37.5		$135.2

*	Includes the defense industry

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Second Quarter Fiscal 2016

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total	Q2 9/30/15	% of Total
United States	$17.6	64%	$15.2	67%
Middle East	$3.3	12%	$3.8	17%
Asia	$2.9	11%	$0.8	3%
Other	$3.8	13%	$3.0	13%
Total	$27.6		$22.8

SALES BY REGION FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total	Q4 3/31/15	% of Total	FY2015	% of Total
United States	$22.2	78%	$21.9	61%	$18.3	55%	$24.0	64%	$86.4	64%
Middle East	$1.5	5%	$2.0	6%	$2.1	6%	$4.6	12%	$10.2	8%
Asia	$2.4	8%	$3.5	10%	$2.2	7%	$3.1	8%	$11.2	8%
Other	$2.4	9%	$8.2	23%	$11.0	32%	$5.8	16%	$27.4	20%
Total	$28.5		$35.6		$33.6		$37.5		$135.2

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